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                                                                     EXHIBIT 5.1


                               September 4, 1998


Dycom Industries, Inc.
First Union Center
4440 PGA Boulevard, Suite 600
Palm Beach Gardens, Florida 33410

     Re: Dycom Industries, Inc., a Florida corporation (the "Company") - Registration Statement on Form S-3 pertaining to: (i) 1,500,000 shares of common stock, par value $0.33 1/3 per share ("Common Stock") to be issued and sold by the Company and 350,009 shares of Common Stock to be issued and sold by the Company upon exercise of the Underwriters' overallotment option (collectively, the "Company Shares"); and (ii) 1,500,063 shares of Common Stock to be sold by certain stockholders of the Company (the "Selling Stockholders") and 100,000 shares of Common Stock to be sold by a certain Selling Stockholder (collectively, the "Selling Stockholder Shares", and together with the Company Shares, the "Shares").

Ladies and Gentlemen:

     In connection with the registration of the Shares under the Securities Act of 1993, as amended (the "Act"), by the Company on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on or about September 4, 1998 (the "Registration Statement"), and any registration statement for the registration of additional Shares that is to be effective upon filing pursuant to Rule 462(b) under the Act (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     We have acted as special Florida counsel for the Company in connection with the matters described herein. In our capacity as special Florida counsel to the Company, we have reviewed and are familiar with the corporate records of the Company and proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for purposes of this opinion have assumed such proposed proceedings will be timely completed in the manner presently proposed. We have also examined such other documents, agreements and
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Dycom Industries, Inc.
September 4, 1998
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instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In addition, we have relied as to factual matters upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on certificates of public officials. Our knowledge of the Company's records and activities is limited to those matters which have been brought to our attention by those corporate records of the Company which the Company requested us to review and which were revealed to us by the Company in response to our inquires. We make no representation concerning the accuracy or completeness of the Company's responses to such inquiries.

     We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so.

     Our opinion as to the "active status" of the Company in the State of Florida is based solely on a certificate issued by the Secretary of State of Florida on September 4, 1998.

     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to all applicable qualifications, exceptions, definitions, limitations on coverage and other limitations which are more particularly described in the Accord, and this opinion should be read in conjunction therewith. The opinions contained herein are qualified in their entirety by the General Qualifications set forth in Section 11 of the Accord.

     Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

     (a) The Company has been duly incorporated and its status is active under the laws of the State of Florida;

     (b) The Selling Stockholders' Shares have been duly authorized by all necessary corporate action on the part of the Company, have been validly issued and are fully paid and non-assessable; and

     (c) The Company Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon issuance and delivery in accordance with and subject to the terms and conditions described in the Registration Statement against payment of the purchase price therefor, will be validly issued and fully paid and non-assessable.
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Dycom Industries, Inc.
September 4, 1998
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     We consent to your filing this opinion as an exhibit to the Registration
Statement. We also consent to the identification of our firm as special Florida counsel to the Company in the section of the Prospectus entitled "Legal Matters." In giving such consent, we do not thereby admit that we are included within the category of persons where consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

     The opinions expressed herein are limited to the laws of the State of Florida and we express no opinion concerning any laws other than the laws of the State of Florida.

     This opinion is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the matters expressly so stated. This opinion is given as of the date hereof and is based upon laws, rules and regulations, and court decisions as they exist, and are construed on this date. We disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.


                                   Very truly yours,

                                   AKERMAN, SENTERFITT & EIDSON, P.A.